Exhibit 4.12

FOURTH SUPPLEMENTAL INDENTURE

FOURTH SUPPLEMENTAL INDENTURE, dated as of February 2, 2011 (this “Supplemental Indenture”), by and among FOUNDATION PA COAL COMPANY, LLC, a Delaware limited liability company (the “Company”), ALPHA NATURAL RESOURCES, INC., a Delaware Corporation (the “Parent”), each Domestic Subsidiary of the Parent identified on Annex A hereto (each, a “New Guarantor” and together, the “New Guarantors”), and THE BANK OF NEW YORK MELLON (formerly known as The Bank of New York), as trustee (the “Trustee”), under the Indenture dated as of July 30, 2004 (as supplemented by the Supplemental Indenture dated as of September 6, 2005, the Supplemental Indenture dated as of October 5, 2007, and the Supplemental Indenture dated August 1, 2009, the “Indenture”), between the Company, the Guarantors and the Trustee.

WITNESSETH

WHEREAS, the Company and the existing guarantors have heretofore executed and delivered to the Trustee the Indenture providing for the issuance of 7 1/4% Senior Notes due August 1, 2014 (the “Notes”);

WHEREAS, Section 4.17 of the Indenture provides that under certain circumstances each New Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which each New Guarantor shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”);

WHEREAS, all things necessary have been done to make this Supplemental Indenture, when executed and delivered by the Company and the New Guarantors, the legal, valid and binding agreement of the Company and the New Guarantors, according to its terms; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Company and the existing Guarantors are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Parent, the New Guarantors, the existing Guarantors and the Trustee agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1.  CAPITALIZED TERMS.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

ARTICLE II
AMENDMENTS TO INDENTURE

Section 2.1.  AGREEMENT TO GUARANTEE.  Each New Guarantor hereby agrees, jointly and severally with all existing Guarantors (if any), to provide an unconditional Guarantee on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Notes and the Indenture and to perform all of the obligations and agreements of a Guarantor under the Indenture.

Section 2.2.  NOTICES.  All notices or other communications to the Company and/or any Guarantor shall be delivered to the following address:

Alpha Natural Resources
One Alpha Place
Abingdon, Virginia 24212
 Facsimile No.: (276) 623-4321
Attention: Office of General Counsel

  With a copy to:

 Cleary Gottlieb Steen & Hamilton LLP
 One Liberty Plaza
New York, New York 10006
 Facsimile No.: (212) 225-3999
 Attention: Jeffrey Lewis, Esq.

All notices or other communications to the Company and/or any Guarantor shall otherwise be given as provided in Section 12.02 of the Indenture.

ARTICLE III
MISCELLANEOUS

Section 3.1.  NO RECOURSE AGAINST OTHERS.  No past, present or future director, manager, officer, employee, incorporator, stockholder or member of the Parent, Holdings, any parent entity of the Parent or any Subsidiary of the Parent, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  The waiver may not be effective to waive liabilities under the federal securities laws.

Section 3.2. EXECUTION AS SUPPLEMENTAL INDENTURE.  This Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this Supplemental Indenture forms a part thereof.

Section 3.3.  RATIFICATION AND INCORPORATION OF INDENTURE.  As supplemented hereby, the Indenture is in all respects ratified and confirmed, and the Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 3.4.  GOVERNING LAW.  THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

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Section 3.5.  SEPARABILITY.  In case any one or more of the provisions contained in this Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, then, to the extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture, but this Supplemental Indenture shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein.

Section 3.6.  COUNTERPARTS.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

Section 3.7.  EFFECT OF HEADINGS.  The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.8.  TRUSTEE MAKES NO REPRESENTATION.  The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.  The recitals and statements herein are deemed to be those of the Company and the New Guarantors and not of the Trustee.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

FOUNDATION PA COAL COMPANY, LLC

By:	/s/ Frank J. Wood
Name:	Frank J. Wood
Title:	Chief Financial Officer and
Vice President

[Signature Page to Supplemental Indenture to Senior Notes Indenture]

ALPHA NATURAL RESOURCES, INC

By:	/s/ Frank J. Wood
Name:	Frank J. Wood
Title:	Executive Vice President, Chief
Financial Officer, Treasurer and
Assistant Secretary

[Signature Page to Supplemental Indenture to Senior Notes Indenture]

ALPHA AUSTRALIA, LLC
ALPHA AUSTRALIA SERVICES, LLC
ALPHA NATURAL RESOURCES INTERNATIONAL, LLC
ALPHA SUB FIVE, LLC
ALPHA SUB FOUR, LLC
ALPHA SUB ONE, LLC
ALPHA SUB THREE, LLC
ALPHA SUB TWO, LLC
as New Guarantors

By:	/s/ Vaughn R. Groves
Name:	Vaughn R. Groves
Title:	President, Manager and Secretary

ALPHA INDIA, LLC
CORRAL CREEK HOLDING, LLC
as New Guarantors

By:	/s/ Vaughn R. Groves
Name:	Vaughn R. Groves
Title:	Vice President and Secretary

MOUNTAIN MERGER SUB, INC.
as a New Guarantor

By:	/s/ Vaughn R. Groves
Name:	Vaughn R. Groves
Title:	Executive Vice President, General Counsel and Secretary

[Signature Page to Supplemental Indenture to Senior Notes Indenture]

THE BANK OF NEW YORK MELLON
as Trustee

By:	/s/ Leslie Lockhart
Name:	Leslie Lockhart
Title:	Senior Associate

[Signature Page to Supplemental Indenture to Senior Notes Indenture]

Annex A

NEW GUARANTORS

Alpha Australia, LLC
Alpha Australia Services, LLC
Alpha India, LLC
Alpha Natural Resources International, LLC
Alpha Sub Five, LLC
Alpha Sub Four, LLC
Alpha Sub One, LLC
Alpha Sub Three, LLC
Alpha Sub Two, LLC
Corral Creek Holding, LLC
Mountain Merger Sub, Inc.